Exhibit (n)(3)

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated November 16, 2021, November 16, 2020, and November 15, 2019, relating to the consolidated financial statements of RAM Energy Holdings LLC as of and for the years ended September 30, 2021, 2020 and 2019, respectively, appearing in PennantPark Investment Corporation’s Annual Report on Form 10-K for the year ended September 30, 2021.

We also consent to the reference to us under the caption “Independent Auditors” in the Prospectus.

/s/ BDO USA, LLP

Houston, Texas

April 20, 2022